Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the American Commercial Lines Inc. 2008 Omnibus Incentive Plan, the American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors, and the American Commercial Lines Inc. 2005 Stock Incentive Plan, of our reports dated February 22, 2008, with respect to the consolidated financial statements and schedule of American Commercial Lines Inc. and the effectiveness of internal control over financial reporting of American Commercial Lines Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Louisville, KY
May 19, 2008